Exhibit 99.1

Waitr Holdings Appoints Sue Collyns to Board of Directors

LAKE CHARLES, LA, April 24, 2019 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr”), a leader in on-demand food ordering and delivery, today announced the appointment of Sue Collyns as an independent member of its board of directors (the “Board), effective immediately. She will also serve as a member of the Board’s Audit Committee, effective immediately. The appointment of Ms. Collyns expands the size of the Board to nine members.

“We are pleased to welcome Sue to Waitr’s Board,” said Chris Meaux, founder, Chairman and Chief Executive Officer of Waitr. “With more than 30 years of experience across multiple sectors including technology and restaurants, we believe that Sue will be a great addition to the Board. We also look forward to leveraging her comprehensive experience of managing financial and strategic planning for global companies as we look to drive performance and achieve long term sustainable growth.”

Ms. Collyns currently serves as the Chief Financial Officer of Beachbody, LLC. Prior to Beachbody, she served as co-founder and Chief Financial Officer of Dun and Bradstreet Credibility Corporation. She also served ten years in the restaurant sector as the Chief Operating Officer, Chief Financial Officer, and Secretary of California Pizza Kitchen. From 1995 to 2001, Ms. Collyns led both finance and operations for the Windham Hill division at Sony/BMG Entertainment. In Australia, she served as the Director of Planning of Lion/Pepsi’s beverage business and served at GlaxoSmithKline plc and PricewaterhouseCoopers in various financial roles. Ms. Collyns has been awarded the prestigious “Executive of the Year” and “CFO of the Year” by the Los Angeles Business Journal. She is a member of the board of directors of Potbelly Corporation and was previously a member of the board of Zoe’s Kitchen. She holds a Bachelor of Economics degree from Macquarie University (Australia) and a CPA Certification from Deakin University (Australia).

About Waitr Holdings Inc.

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Its platforms connect local restaurants to hungry diners in underserved U.S. markets, providing a convenient way for diners to discover, order and receive great food from a wide variety of local restaurants and national chains. As of December 31, 2018, Waitr operated in small and medium sized markets in the Southeastern United States, spanning more than 250 cities. On January 17, 2019, Waitr acquired BiteSquad.com, LLC, expanding its scale and footprint across the United States to more than 600 cities.

Contacts:

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